PROSPECTUS

                                 688,096 Shares


                                    DYNATECH
                                   CORPORATION


                                  Common Stock


                                ---------------

        All of the shares (the "Shares") of common stock, $0.20 par value per share (the "Common Stock"), of Dynatech Corporation ("Dynatech" or the "Company") offered hereby are being registered for the account of a certain stockholder of Dynatech named herein (the "Selling Stockholder"). See "Plan of Distribution" and "Selling Stockholder."

        The Selling Stockholder, directly or through agents, dealers or underwriters designated from time to time, may sell all or a portion of the Shares offered hereby from time to time on terms to be determined at the time of sale. The Selling Stockholder reserves the sole right to accept and, together with such Selling Stockholder's agents, dealers or underwriters from time to time, to reject, in whole or in part, any proposed purchase of Shares to be made directly or through agents, dealers or underwriters.

        The aggregate proceeds to the Selling Stockholder from the sale of the Shares offered hereby (the "Offering") will be the purchase price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any. The Company will pay all of the expenses of the Offering other than agents' and brokers' commissions, underwriters' discounts and transfer taxes, if any. The Company will not receive any direct proceeds from the sale of the Shares offered hereby by the Selling Stockholder. See "Selling Stockholder."

        The Selling Stockholder and any agents, dealers or underwriters that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which case any commissions received by such agents, dealers or underwriters and any profit on the resale of the Shares purchased by them may be deemed underwriting commissions or discounts under the Securities Act.

     The Common Stock is listed on the NASDAQ National Market System under the symbol "DYTC."


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.



                              -------------------


                    THE ATTORNEY GENERAL OF THE STATE OF NEW
                     YORK HAS NOT PASSED ON OR ENDORSED THE
                            MERITS OF THIS OFFERING.
                ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.



                    The date of this Prospectus is October 5, 1995.

                             AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and proxy statements and other information with the Securities and Exchange Commission (the "SEC" or "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth
Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. In addition, the Shares are listed on the NASDAQ National Market System, and such materials can be inspected and copied at the NASDAQ National Market System, 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Company hereby incorporates by reference the documents listed in (a) through (d) below, which have previously been filed with the Commission:

               (a) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995;

               (b) The description of the Common Stock contained in the Company's registration statement for such class of securities filed with the Commission pursuant to Section 12 of the Exchange Act, and any
        amendments   or  reports   filed  for  the  purpose  of  updating   such
        description;

               (c) The description of the Company's Rights to purchase the Company's Series A Junior Participating Cumulative Preferred Stock contained in the Registration Statement on Form 8-A dated February 21, 1989, and any amendments or reports filed for the purpose of updating such description; and

               (d) The Company's Current Report on Form 8-K dated September 7, 1995.

        In addition, all documents subsequently filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

                                  THE COMPANY

        The Company is a Massachusetts corporation incorporated in 1959. The Company supplies products worldwide for the support of voice, video, and data communications. The Company's principal executive office is located at 3 New England Executive Park, Burlington, Massachusetts 01803 and its telephone number at that location is (617) 272-6100.

                              SELLING STOCKHOLDER

        All of the Shares offered hereby are being registered for the account of Harris-Bowman Enterprises, Inc. (formerly known as Virginia Tele-Path Industries, Inc.), a Virginia corporation and a stockholder of the Company (the "Selling Stockholder"). To the best of the Company's knowledge the Shares offered hereby constitute all of the shares of Common Stock beneficially owned by the Selling Stockholder, and approximately 3.8% of the total outstanding shares of Common Stock of the Company as of September 5, 1995. If all of the Shares offered hereby are sold, to the best of the Company's knowledge the Selling Stockholder will no longer beneficially own any shares of Common Stock of the Company. There can be no assurance that all or any of the Shares offered hereby will be sold.

     The Selling Stockholder acquired the Shares from the Company on September 1, 1995 pursuant to an Asset Purchase Agreement dated as of August 23, 1995 by and among Dynatech Communications, Inc., an indirect subsidiary of the Company ("DCI"), the Company, the Selling Stockholder and all of the stockholders of the Selling Stockholder (the "Asset Purchase Agreement"), pursuant to which DCI and the Company acquired and assumed the business and certain of the assets and liabilities of the Selling Stockholder (the "Acquisition") for consideration consisting of the Shares and cash. The Asset Purchase Agreement provides for the following adjustments to be made to the cash portion of the consideration paid to the Selling Stockholder under the Asset Purchase Agreement. If the Selling Shareholder sells any of the Shares prior to December 1, 1995 (all such Shares sold prior to such date being hereinafter referred to as the "Liquidated Shares") and the net proceeds (after payment of all agents' and brokers' commissions, underwriters' discounts and transfer taxes) received by the Selling Stockholder from the sale of the Liquidated Shares exceeds $19.91 per share, the cash portion of the consideration paid to the Selling Stockholder under the Asset Purchase Agreement is to be reduced by the amount of such excess and the Selling Stockholder is required to refund such excess to the Company. Alternatively, if the net proceeds received by the Selling Stockholder from the sale of the Liquidated Shares is less than $19.91 per share, the cash portion of the consideration paid to the Selling Stockholder under the Asset Purchase Agreement is to be increased by the amount of such difference and the Company is required to pay such difference to the Selling Stockholder.

        The aggregate proceeds to the Selling Stockholder from the sale of the Shares offered hereby will be the purchase price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any. The Company will pay all of the expenses of the Offering other than agents' and brokers' commissions, underwriters' discounts and transfer taxes, if any. The Company will not receive any direct proceeds from the sale of the Shares offered hereby.

                            SECURITIES TO BE OFFERED

        The securities offered hereby consist of shares of the Company's Common Stock, par value $0.20 per share. The Common Stock is traded on the over-the-counter market and has been quoted through the National Association of Securities Dealers Automated Quotation National Market System (NASDAQ Symbol:
DYTC) since January 1974.

                              PLAN OF DISTRIBUTION

        The Shares offered hereby may be sold by the Selling Stockholder from time to time, subject to certain volume and timing restrictions more fully described below, on the NASDAQ National Market System through one or more brokers, underwriters, dealers or agents acceptable to the Company on terms to be determined by the Selling Stockholder at the time of such sales. The Selling Stockholder may also make private sales through brokers, underwriters, dealers or agents acceptable to the Company. Such brokers, underwriters, dealers or agents may receive consideration in the form of discounts and commissions which may be in excess of ordinary brokerage commissions and which may be paid by the Selling Stockholder and/or the purchasers of the Shares offered hereby for whom such brokers, underwriters, dealers or agents may act. The Selling Stockholder and any brokers, dealers or agents that participate in the distribution of the Shares offered hereby may be deemed to be "underwriters" as defined in the Securities Act, and any profit on the sale of such Shares offered hereby by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate proceeds to the Selling Stockholder from sales of the Shares offered by the Selling Stockholder hereby will be the purchase price of such Common Stock less all agents' and brokers' commissions, underwriters' discounts and transfer taxes, if any.

        The Shares offered hereby may also be sold from time to time subject to certain volume and timing restrictions more fully described below, in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. In order to comply with the securities laws of certain states, if applicable, the Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Common Stock offered hereby may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of such distribution. Without limiting the foregoing, the Selling Stockholder also will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-6 and 10b-7, which may limit the timing of purchases and sales of the Company's Common Stock by the Selling Stockholder.

        In accordance with the terms of the Asset Purchase Agreement, the Selling Stockholder has deposited 150,678 of the Shares with an escrow agent to be held for one year as security for the Selling Stockholder's obligations to the Company and DCI under the Asset Purchase Agreement, and the Selling Stockholder has agreed not to sell any of these Shares prior to September 1, 1997. In addition, the Asset Purchase Agreement provides that the Selling Stockholder and all brokers, dealers and agents retained by the Selling Stockholder shall not sell (i) more than an aggregate of 50,000 of the Shares during any calendar day or (ii) more than an aggregate of 150,000 of the Shares during any calendar week, except in connection with sales of a "block" of the Shares (as such term is defined in Rule 10b-18 under the Exchange Act).

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

    No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Stockholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                          ---------------------------

                               TABLE OF CONTENTS

                                                 Page

Available Information..........................    2

Incorporation of Certain
  Documents by Reference.......................    2

The Company....................................    2

Selling Stockholder............................    2

Securities to be Offered.......................    3

Plan of Distribution...........................    3



--------------------------------------------------------------------------------



                                 688,096 Shares



                                    DYNATECH
                                   CORPORATION



                                  Common Stock

                          ---------------------------


                                   PROSPECTUS

                          ---------------------------










                                October 5, 1995